Exhibit 99.1

MATERION CORPORATION REPORTS THIRD QUARTER FINANCIAL RESULTS
REPORTS STRONG SALES GROWTH AND MARGIN EXPANSION

DECLARES FOURTH QUARTER DIVIDEND

MAYFIELD HEIGHTS, Ohio - October 23, 2014 - Materion Corporation (NYSE:MTRN) today reported third quarter financial results.

▪
Third quarter 2014 earnings were $0.60 per share. This compares to $0.24 per share earned in the third quarter of the prior year, and sequentially to $0.47 per share earned in the second quarter of the current year.

▪
Adjusted third quarter earnings were $0.51 per share, up $0.27 per share, or 113%, compared to the same quarter of the prior year. Adjusted earnings excludes a benefit from a legal settlement related to the beryllium pebble plant.

▪	Sequentially, third quarter adjusted earnings were 42% ahead of the second quarter of 2014 adjusted earnings of $0.36 per share.

▪
Net sales for the third quarter were $291.6 million, 6% above prior-year’s third quarter. Value-added sales, a non-GAAP measure as defined in Attachment 4, for the third quarter were $165.6 million, up 12% compared to the same quarter of the prior year and up 4% sequentially from the second quarter of the current year.

▪
Adjusted operating profit margin, as a percent of value-added sales, expanded to 8.9%, a 530 basis point improvement, from prior-year third quarter levels and improved sequentially by 220 basis points from the second quarter of 2014 levels.

▪	The facility closures and product line rationalizations completed in 2013 are continuing to deliver the expected margin benefits.

▪	For the nine months to date, earnings were $1.42 per share, compared to $0.76 per share for the same period of the prior year.

▪	Adjusted earnings for the nine months to date were $1.15 per share, 51% ahead of the same period of last year.

▪	During the third quarter, the Company repurchased approximately 400,000 shares of its common stock, or 2% of its outstanding shares.

▪	The Company confirms its annual 2014 earnings guidance range of $1.55 - $1.70 adjusted earnings per share.

▪	The Company declared a fourth quarter dividend of $0.085 per share payable on November 20, 2014 to shareholders of record on November 6, 2014.

THIRD QUARTER 2014 RESULTS

Sales for the third quarter were $291.6 million, up 6%, compared to sales of $275.4 million for the third quarter of 2013. Value-added sales were $165.6 million, up $17.5 million, or

12%, compared to value-added sales of $148.1 million for the third quarter of 2013 and up sequentially 4% from the second quarter of 2014. The growth in value-added sales in the third quarter compared to the same period of last year was due primarily to stronger demand from customers in the consumer electronics, industrial components, telecommunications infrastructure and medical markets. The sequential improvement as compared to the second quarter of 2014 was driven by strength across the majority of the Company’s key markets.

Adjusted operating profit margin, as a percent of value-added sales, expanded by 530 basis points to 8.9% from the prior-year third quarter levels and improved 220 basis points sequentially from the second quarter of 2014. The margin improvement is a result of higher sales volume, benefits from the facility closures and product line rationalizations completed in 2013, higher production levels, and an improved product mix, particularly in the Beryllium and Composites segment.

Net income for the third quarter of 2014 was $12.4 million, or $0.60 per share. This compares to net income of $5.0 million, or $0.24 per share for the third quarter of the prior year. Excluding the net benefit of the legal settlement related to the beryllium pebble plant, third quarter adjusted earnings were $0.51 per share. Third quarter adjusted earnings were also up 42% sequentially from the second quarter adjusted earnings of $0.36 per share (see Attachment 5 for a reconciliation of adjusted earnings).

For the first nine months of 2014, sales were $838.5 million compared to sales of $880.7 million for the same period of last year. Value-added sales for the first nine months of 2014 were up 4% to $470.1 million compared to $451.9 million for the same period of last year. In the first nine months, strong demand from customers in the consumer electronics, science, and medical markets was offset by the weakness noted earlier in the year in shipments to the automotive electronics and defense industries. Year-to-date 2014 net income was $29.7 million compared to $15.9 million for the first nine months of 2013. Year-to-date adjusted net income was $24.2 million, or $1.15 per share, an increase of 51% over the comparable period of the prior year.

STOCK BUYBACK

In January 2014, the Company announced that the Board of Directors approved an authorization to repurchase up to $50.0 million of the Company’s common stock. During the third quarter, the Company repurchased 393,184 shares of its common stock. This brings the year-to-date total since the inception of the buyback to 479,554 shares for a total purchase price of $15.6 million.

DIVIDEND

Today the Company also announced the declaration of its fourth quarter dividend of $0.085 per share payable on November 20, 2014 to shareholders of record on November 6, 2014. The dividend is a reflection of the Company’s continued confidence in the strength of its business, its prospects for long-term growth, and its ability to continue to fund organic growth while returning cash to shareholders.

BUSINESS SEGMENT REPORTING

Advanced Material Technologies

Advanced Material Technologies’ sales for the third quarter of 2014 were $177.5 million, which compares to sales of $176.3 million in the third quarter of 2013. Value-added sales, which remove the impact of changes in the market prices of pass-through metals as defined in Attachment 4, were $71.2 million in the third quarter of 2014, up $3.5 million, or 5%, compared to $67.7 million in the third quarter of 2013. Third quarter value-added sales were also up sequentially by $1.3 million, or 2%, compared to the second quarter of 2014 value-added sales of $69.9 million. As compared to the third quarter of 2013, the increase in value-added sales was driven primarily by increased shipments to customers in the consumer electronics and medical markets. These were partially offset by lower sales to customers in the defense industry compared to the same period of last year. Stronger demand from consumer electronics and medical customers drove the sequential growth in the third quarter of 2014 compared to the second quarter of 2014.

Operating profit for the third quarter of 2014 was $7.7 million, or 11% of value-added sales, which compares to $4.1 million, or 6% of value-added sales, for the third quarter of 2013. Facility closures and product line rationalization initiatives undertaken in 2013 continued to deliver the expected stronger product mix and margin expansion. Operating profit also improved due to higher value-added sales and improved yields. Operating margins improved 470 basis points over the same period last year and were about flat sequentially as compared to the second quarter of 2014 adjusted operating profit.

Performance Alloys

Performance Alloys' sales for the third quarter of 2014 were $80.9 million, which compares to the third quarter of 2013 sales of $69.6 million. Value-added sales for the third quarter of 2014 were $66.7 million, up $9.3 million, or 16%, compared to the third quarter 2013. Value-added sales for the third quarter compared sequentially to the second quarter of 2014 were up 5%. While value-added sales in this segment tend to be seasonably lower in the third quarter, they were up compared to both the prior-year period and sequentially. The improvement in the third quarter value-added sales compared to the same period last year was primarily driven by strength from customers in the industrial components, telecommunications infrastructure and energy markets. Sequentially, the value-added sales for the third quarter were up over the second quarter of 2014 on strength from the energy, industrial components and telecommunication infrastructure markets. Third quarter value-added sales of ToughMet® products were up 35% compared to the same period of last year.

Operating profit for the third quarter of 2014 was $6.5 million, up $2.0 million, or 44%, compared to an operating profit of $4.5 million in the third quarter of 2013. Operating profit for the third quarter of 2014 was up sequentially by $1.3 million, or 25%, from the second quarter of 2014. The improvement in operating profit is from the higher sales volume and improved product mix.

Beryllium and Composites

Beryllium and Composites' sales for the third quarter of 2014 were $17.9 million, up $4.2 million, or 31%, compared to sales of $13.7 million in the third quarter of 2013. Third quarter sales were up sequentially by 8% from second quarter of 2014 sales of $16.6 million. Beryllium and Composites does not directly pass through changes in the costs of its materials sold, and, therefore, value-added sales for this segment are the same as sales. The increase in sales compared to the prior-year period and sequentially is primarily due to higher sales to customers in the medical and science markets.

Operating profit for the third quarter of 2014 was $1.0 million compared to an operating loss of $3.3 million in the third quarter of 2013. Operating profit improved sequentially by $2.8 million compared to an operating loss of $1.8 million in the second quarter of 2014. The improvement from both the prior-year period and sequentially is due to higher sales volume into the science market and improved product mix.

The beryllium pebble plant met production needs in the quarter and continues to ramp up on schedule. Beryllium and Composites is on target to achieve a $5.0 to $6.0 million improvement in operating profit for the year compared to 2013.

Technical Materials

Technical Materials’ sales for the third quarter of 2014 were $15.3 million, compared to $15.9 million for the same period of last year. Value-added sales were $9.8 million in the third quarter of 2014, up 5% compared to $9.3 million for the third quarter of 2013. Sequentially, value-added sales were up 2% from the second quarter of 2014.

Operating profit for the third quarter of 2014 of $1.4 million, or 14% of value-added sales, was flat with the same period last year. Operating profit improved sequentially in the third quarter compared to the second quarter 2014 operating profit of $1.0 million.

OUTLOOK

As expected, earnings for the second half of 2014 will be up significantly from the first half of the year as business levels and margins have significantly improved. Although order entry trends continue to be favorable, value-added sales to our customers in markets such as consumer electronics, automotive electronics and telecommunications infrastructure can be lumpy and are expected to be affected by seasonal factors in the fourth quarter. In addition, we have several large orders in the Beryllium and Composites business segment that are scheduled for delivery late in the fourth quarter. These are subject to possible delay into the first quarter of 2015. Despite the stronger third quarter performance, recent macroeconomic news from Asia and Europe may negatively impact our order rate and shipment schedule. Considering the above factors, the Company is confirming its previous guidance for the full-year 2014 to be in the range of $1.55 to $1.70 per share, on an adjusted basis.

CHAIRMAN’S COMMENTS

Richard J. Hipple, Chairman, President and CEO, stated, “I am pleased with the progress we have been making throughout the year, particularly with the significant improvement in value-added sales, margins, and earnings per share we experienced in the third quarter. Our strategic growth and cost savings initiatives are now providing the leverage and the earnings power that we anticipate as evidenced by the third quarter adjusted earnings of $0.51 per share. We also continue to generate strong cash flow which provides the flexibility to support our organic growth, pursue strategic acquisitions and return cash to our shareholders in the form of dividends and stock repurchases. I believe we are well positioned to continue to enhance long-term shareholder value.”

CONFERENCE CALL

Materion Corporation will host a conference call with analysts at 9:00 a.m. Eastern Time, October 23, 2014. The conference call will be available via webcast through the Company’s website at www.materion.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-0778. Callers outside the U.S. can dial (201) 689-8565. A replay of the call will be available until November 7, 2014 by dialing (877) 660-6853 or (201) 612-7415; please reference Conference ID Number 13592214. The call will also be archived on the Company’s website.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements, in particular, the outlook provided above. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

▪	Actual sales, operating rates and margins for 2014;

▪	Our ability to strengthen our internal control over financial reporting and disclosure controls and procedures;

▪	The global economy;

▪	The impact of any U.S. Federal Government shutdowns and sequestrations;

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The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being: consumer electronics, industrial components, commercial aerospace, defense, science, automotive electronics, medical, energy, and telecommunications infrastructure;

▪	Changes in product mix and the financial condition of customers;

▪	Our success in developing and introducing new products and new product ramp-up rates;

▪	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

▪	Our success in integrating acquired businesses;

▪	The impact of the results of acquisitions on our ability to achieve fully the strategic and financial objectives related to these acquisitions;

▪	Our success in achieving the expected benefits from our facility consolidations;

▪	Our success in implementing our strategic plans and the timely and successful completion and start-up of any capital projects, including the primary beryllium facility in Elmore, Ohio;

▪	The availability of adequate lines of credit and the associated interest rates;

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Other financial factors, including the cost and availability of raw materials (both base and precious metals), physical inventory valuations, metal financing fees, tax rates, exchange rates, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive compensation plans;

▪	The uncertainties related to the impact of war, terrorist activities and acts of God;

▪	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;

▪	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects; and

▪	The risk factors set forth in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013.

Materion Corporation is headquartered in Mayfield Heights, Ohio. The Company, through its wholly owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

###

Investor Contact:	Media Contact:

Michael C. Hasychak	Patrick S. Carpenter
(216) 383-6823	(216) 383-6835
mike.hasychak@materion.com	patrick.carpenter@materion.com

http://www.materion.com

Attachment 1
Materion Corporation
Consolidated Statements of Income
(Unaudited)

	Third Quarter Ended		Nine Months Ended
(In thousands except per share amounts)	Sept. 26, 2014	Sept. 27, 2013	Sept. 26, 2014	Sept. 27, 2013
Net sales	$291,570	$275,434	$838,465	$880,744
Cost of sales	236,727	230,951	688,359	741,930
Gross margin	54,843	44,483	150,106	138,814
Selling, general and administrative expense	34,823	31,804	100,768	97,910
Research and development expense	3,243	3,190	9,473	9,901
Other — net	(644)	4,161	(3,177)	9,592
Operating profit	17,421	5,328	43,042	21,411
Interest expense — net	764	715	2,132	2,356
Income before income taxes	16,657	4,613	40,910	19,055
Income tax expense (benefit)	4,217	(379)	11,165	3,123
Net income	$12,440	$4,992	$29,745	$15,932

Basic earnings per share:
Net income per share of common stock	$0.61	$0.24	$1.45	$0.78

Diluted earnings per share:
Net income per share of common stock	$0.60	$0.24	$1.42	$0.76

Cash dividends per share	$0.085	$0.080	$0.250	$0.235

Weighted-average number of shares of common stock outstanding
Basic	20,490	20,604	20,579	20,551
Diluted	20,827	20,931	20,927	20,874

Attachment 2
Materion Corporation
Consolidated Balance Sheets
(Unaudited)

(In thousands)	Sept. 26, 2014	Dec. 31, 2013
Assets
Current assets
Cash and cash equivalents	$19,610	$22,774
Accounts receivable	126,950	113,012
Inventories	227,286	232,800
Prepaid expenses	17,231	16,353
Deferred income taxes	9,965	10,325
Total current assets	401,042	395,264

Long-term deferred income taxes	5,502	5,941

Property, plant and equipment	793,983	782,879
Less allowances for depreciation, depletion and amortization	(545,183)	(520,986)
Property, plant and equipment—net	248,800	261,893
Intangible assets	20,046	24,248
Other assets	4,693	3,874
Goodwill	86,725	86,725
Total assets	$766,808	$777,945

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$6,613	$35,566
Accounts payable	32,158	36,556
Other liabilities and accrued items	59,562	54,851
Income taxes	7,955	1,564
Unearned revenue	1,239	479
Total current liabilities	107,527	129,016

Other long-term liabilities	16,187	16,531
Retirement and post-employment benefits	53,493	80,275
Unearned income	52,970	56,490
Long-term income taxes	1,576	1,576
Deferred income taxes	4,895	1,469
Long-term debt	43,780	29,267
Shareholders’ equity	486,380	463,321
Total liabilities and shareholders’ equity	$766,808	$777,945

Attachment 3
Materion Corporation
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	Sept. 26	Sept. 27
(In thousands)	2014	2013
Cash flows from operating activities:
Net income	$29,745	$15,932
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation, depletion and amortization	32,333	30,842
Amortization of deferred financing costs in interest expense	627	501
Stock-based compensation expense	4,123	4,103
Changes in assets and liabilities net of acquired assets and liabilities:
Decrease (increase) in accounts receivable	(15,184)	3,143
Decrease (increase) in inventory	(24,148)	(13)
Decrease (increase) in prepaid and other current assets	(579)	2,055
Decrease (increase) in deferred income taxes	8	249
Increase (decrease) in accounts payable and accrued expenses	2,315	(21,216)
Increase (decrease) in unearned revenue	760	(1,082)
Increase (decrease) in interest and taxes payable	6,017	108
Increase (decrease) in long-term liabilities	(14,976)	1,152
Other-net	(14)	2,741
Net cash (used in) provided from operating activities	21,027	38,515
Cash flows from investing activities:
Payments for purchase of property, plant and equipment	(19,843)	(19,830)
Payments for mine development	(670)	(4,407)
Proceeds from sale of property, plant and equipment	3,084	23
Other investments-net	(2)	20
Net cash used in investing activities	(17,431)	(24,194)
Cash flows from financing activities:
Repayment of short-term debt	(291)	(13,263)
Proceeds from issuance of long-term debt	33,252	70,333
Repayment of long-term debt	(18,739)	(62,789)
Principal payments under capital lease obligations	(497)	(491)
Cash dividends paid	(5,156)	(4,847)
Debt issuance costs	—	(1,554)
Repurchase of common stock	(15,615)	—
Issuance of common stock under stock option plans	360	1,075
Tax benefit from stock compensation realization	109	1,664
Net cash provided from (used in) financing activities	(6,577)	(9,872)
Effects of exchange rate changes	(183)	(348)
Net change in cash and cash equivalents	(3,164)	4,101
Cash and cash equivalents at beginning of period	22,774	16,056
Cash and cash equivalents at end of period	$19,610	$20,157

Attachment 4
Materion Corporation
Reconciliation of Non-GAAP Measure - Value-added Sales
(Unaudited)

	Third Quarter Ended				Nine Months Ended
(In thousands)	Sept. 26, 2014		Sept. 27, 2013		Sept. 26, 2014		Sept. 27, 2013
Sales
Advanced Material Technologies	$177,483		$176,294		$519,792		$566,158
Performance Alloys	80,863		69,578		224,289		218,435
Beryllium and Composites	17,946		13,685		50,042		42,194
Technical Materials	15,278		15,877		44,342		53,957
All Other	—		—		—		—
Total	$291,570		$275,434		$838,465		$880,744

Less: Pass-through Metal Cost
Advanced Material Technologies	$106,313		$108,554		$313,150		364,485
Performance Alloys	14,151		12,211		39,463		43,113
Beryllium and Composites	—		—		—		(19)
Technical Materials	5,466		6,600		15,786		21,285
All Other	—		—		—		—
Total	$125,930		$127,365		$368,399		$428,864

Value-added Sales (non-GAAP)
Advanced Material Technologies	$71,170		$67,740		$206,642		$201,595
Performance Alloys	66,712		57,367		184,826		175,424
Beryllium and Composites	17,946		13,685		50,042		42,194
Technical Materials	9,812		9,277		28,556		32,657
All Other	—		—		—		—
Total	$165,640		$148,069		$470,066		$451,870

Gross Margin		% of VA		% of VA		% of VA		% of VA
Advanced Material Technologies	$28,201	40%	$24,885	37%	$77,218	37%	$69,038	34%
Performance Alloys	18,057	27%	15,525	27%	52,161	28%	50,675	29%
Beryllium and Composites	5,553	31%	695	5%	13,128	26%	7,958	19%
Technical Materials	3,277	33%	3,538	38%	8,405	29%	11,752	36%
All Other	(245)	—%	(160)	—%	(806)	—%	(609)	—%
Total	$54,843	33%	$44,483	30%	$150,106	32%	$138,814	31%

Operating Profit		% of VA		% of VA		% of VA		% of VA
Advanced Material Technologies	$7,691	11%	$4,146	6%	$26,790	13%	$5,211	3%
Performance Alloys	6,529	10%	4,520	8%	15,307	8%	18,654	11%
Beryllium and Composites	992	6%	(3,306)	(24)%	282	1%	(3,780)	(9)%
Technical Materials	1,445	15%	1,421	15%	2,586	9%	5,246	16%
All Other	764	—%	(1,453)	—%	(1,923)	—%	(3,920)	—%
Total	$17,421	11%	$5,328	4%	$43,042	9%	$21,411	5%

The cost of gold, silver, platinum, palladium and copper is passed through to customers and therefore the trends and comparisons of sales are affected by movements in the market price of these metals. Internally, management reviews sales on value-added basis. Value-added sales is a non-GAAP measure that deducts the value of the pass-through metals sold from sales. Value-added sales allows management to assess the impact of differences in sales between periods or segments and analyze the resulting margins and profitability without the distortion of the movements in pass-through metal prices. The dollar amount of gross margin and operating profit is not affected by the value-added sales calculation. The Company sells other metals and materials that are not considered direct pass throughs and their costs are not deducted from sales to calculate value-added sales.

The Company's pricing policy is to pass the cost of these metals on to customers in order to mitigate the impact of price volatility on the Company's results from operations. Value-added information is being presented since changes in metal prices may not directly impact profitability. It is the Company's intent to allow users of the financial statements to review sales with and without the impact of the pass-through metals.

Attachment 5
Materion Corporation
Reconciliation of Non-GAAP Measure - Profitability
(Unaudited)

	Third Quarter Ended		Second Quarter Ended	Nine Months Ended
(In thousands except per share amounts)	Sept. 26, 2014	Sept. 27, 2013	June 27, 2014	Sept. 26, 2014
GAAP as Reported
Sales	$291,570	$275,434	$287,965	$838,465
Gross margin	54,843	44,483	49,801	150,106
Operating profit	17,421	5,328	14,568	43,042
Net income	12,440	4,992	9,974	29,745
EPS - Diluted	$0.60	$0.24	$0.47	$1.42

Facility closure and reorganization costs (benefits)
Cost of goods sold	$—	$—	$28	$224
Selling, general and administrative	345	—	—	804
Other-net	—	—	—	(2,627)
Recovery from insurance and other litigation, net of expenses
Selling, general and administrative	959	—	2,899	3,858
Other-net	(4,000)	—	(6,750)	(10,750)
Total special items	(2,696)	—	(3,823)	(8,491)
Special items - net of tax	$(1,752)	$—	$(2,485)	$(5,578)

Non-GAAP Measures - Adjusted Profitability
Value-added sales	$165,640	$148,069	$159,566	$470,066
Gross margin	54,843	44,483	49,829	150,330
Gross margin % of VA	33.1%	30.0%	31.2%	32.0%
Operating profit	14,725	5,328	10,745	34,551
Operating profit % of VA	8.9%	3.6%	6.7%	7.4%
Net income	10,668	4,992	7,489	24,167
EPS - Diluted	$0.51	$0.24	$0.36	$1.15

In addition to presenting financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release contains financial measures, including gross margin, operating profit, net income and earnings per share, on a non-GAAP basis. As detailed in the above reconciliation, we have adjusted out the cost (benefit) impact of the plant consolidation and product line reorganization efforts in and the net recovery from insurance and other litigation claims in our All Other segment from the applicable GAAP measure. Internally, management reviews the results of operations without the impact of these costs in order to assess the profitability from ongoing activities. We are providing this information because we believe it will assist investors in analyzing our financial results and, when viewed in conjunction with the GAAP results, provide a more comprehensive understanding of the factors and trends affecting our operations.